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Report On Internal Control Structure As Required By Form N-SAR

Shareholders and Board of Directors

Bhirud Funds, Inc.

In planning and performing our audit of the financial statements of Apex Mid Cap Growth Fund (a portfolio of Bhirud Funds, Inc.) for the year ended July 31, 2006, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Bhirud Funds, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are  to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, error or irregularities may occur and not be detected.  Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.  A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that error or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving internal control structure, including procedures for safeguarding securities that we consider to be material weaknesses as defined above as July 31, 2006.

This report is intended solely for the use of Board of Directors, management, the Securities and Exchange Commission.

New York, NY

September 27, 2006